Exhibit (l)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2025, with respect to the financial statements of the subaccounts that comprise Variable Annuity-2 Series Account, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.

/s/ KPMG LLP

Birmingham, Alabama

April 22, 2025